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                                                                    Exhibit 99.1

                  [Citizens National Bank of Texas Letterhead]



FOR IMMEDIATE RELEASE                                  CONTACT: RANDALL W. DOBBS
                                                                    713-661-4444

                   CITIZENS NATIONAL BANK OF TEXAS ANNOUNCES
                       FORMATION OF CNBT BANCSHARES, INC.

     Bellaire, Texas, July 7,1998 - Citizens National Bank of Texas (NASDAQ -
CNBT) announced today that it has completed its reorganization into a holding company structure. The Bank will be a wholly-owned subsidiary of CNBT Bancshares, Inc. Shareholders of the Bank will automatically become shareholders of CNBT Bancshares, Inc. with shares converted on a one for one basis. The shares of CNBT Bancshares, Inc. will continue to be listed on the Nasdaq National Market under the symbol "CNBT."

     Ralph Williams, President of the Bank and the Holding Company stated: "The formation of a holding company provides the Bank with the opportunity to engage in certain "non-bank" activities that in the future will permit us to provide our customers with a broader range of financial services and greater flexibility in using alternative sources of financing and in acquiring other financial institutions."

     Financial information with respect to CNBT Bancshares, Inc. will be available through the Securities and Exchange Commission's Internet site (http://www.sec.gov).

     Citizens National Bank of Texas operates six banking facilities that provide retail and commercial banking services primarily to individual customers and small businesses in the Houston metropolitan area and Fort Bend County. At March 31, 1998, the Bank had $322.8 million in total assets and $273.2 million in total deposits.